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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE


                                  Contacts:  Steven J. Janusek
                                             Executive Vice President & CFO
                                             sjanusek@reddyice.com
                                             800-683-4423

                                             Ken Dennard / kdennard@drg-e.com
                                             Lisa Elliott / lelliott@drg-e.com
                                             DRG&E
                                             713-529-6600

        PACKAGED ICE TO BE ACQUIRED BY TRIMARAN CAPITAL PARTNERS AND BEAR
                            STEARNS MERCHANT BANKING

MAY 13, 2003 - DALLAS, TEXAS - Packaged Ice, Inc. (AMEX:ICY) today announced that it has signed a definitive merger agreement with a new entity to be formed by Trimaran Capital Partners and Bear Stearns Merchant Banking. Under the terms of the agreement, Packaged Ice common shareholders will receive cash in the amount of approximately $3.62 per share of common stock if the transaction is closed on or before September 15, 2003, subject to the Company consummating the repurchase of Preferred Stock on agreed upon terms. In the event of a closing after September 15, 2003, the shareholders will receive $3.50 per share of common stock. The total transaction value is approximately $450 million. The Company's outstanding 9 3/4% Senior Notes and 10% Preferred Stock will be redeemed upon closing of the merger. The consummation of the transaction is subject to various conditions, including clearance under the Hart Scott Rodino Antitrust Improvements Act, financing, approval by the Company's shareholders and other customary closing conditions. Packaged Ice's senior management will remain with the Company in their current positions. Trimaran Capital Partners and Bear Stearns Merchant Banking will be investing as equal partners in the Company alongside management.

         Credit Suisse First Boston LLC and US Bancorp Piper Jaffray advised the Company on the proposed transaction. The Company's Board of Directors also received a fairness opinion related to the proposed transaction from Houlihan Lokey Howard & Zukin.

         William P. Brick, Packaged Ice's Chairman and Chief Executive Officer, stated, "After evaluating a variety of financial and strategic alternatives, we believe this transaction provided the best opportunity for realizing shareholder value. We look forward to developing our partnership with Trimaran Capital Partners and Bear Stearns Merchant Banking."



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         Andrew R. Heyer, a Trimaran Founder and Managing Partner, said,
"Packaged Ice is by far the leader in its industry. We've spent considerable time getting to know Packaged Ice and Bill's team and have been consistently impressed by the Company and its management. We see this as an excellent opportunity to help the premier company in its industry grow."

         David E. King, a Senior Managing Director of Bear Stearns Merchant Banking, added, "Packaged Ice achieved its standing as the industry leader by partnering with leading national retailers. We intend to support management's strategic plan to service its customers through organic growth supplemented by strategic acquisition opportunities."

         Packaged Ice is the largest manufacturer and distributor of packaged ice in the United States. With over 1,700 employees, the Company sells its products primarily under the widely known Reddy Ice brand to more than 73,000 locations in 31 states and the District of Columbia. The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary Ice Factory technology. Packaged Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

         Trimaran Capital Partners is a private asset management firm, headquartered in New York. Trimaran has completed 60 investments since 1995 and is investing Trimaran Fund II, which has committed capital in excess of $1 billion. Previous investments include International Transmission Company, Village Voice Media, LLC, IASIS Healthcare Corporation and PrimeCo Wireless Communications LLC. For additional information, visit www.trimarancapital.com.

         Bear Stearns Merchant Banking, the dedicated private equity arm of Bear, Stearns & Co. Inc., invests private equity capital in compelling leveraged buyouts, recapitalizations and growth capital opportunities alongside superior management teams. Bear Stearns Merchant Banking currently manages a $1.7 billion equity capital pool and, since its inception in 1997, has been an investor in 29 portfolio companies across a broad range of industries. Its recent acquisition, Vitamin Shoppe Industries Inc., is an example of its growth-oriented investment style. More information about Bear Stearns Merchant Banking can be found at www.bsmb.com.

This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of risks, investors are urged to refer to the Company's reports filed under the Securities and Exchange Act of 1934. Packaged Ice investors and security holders are advised to read the proxy statement regarding the business combination transaction referenced in the foregoing information, when it becomes available, because it will contain important information. Such proxy statement will be filed with the Securities and Exchange Commission by Packaged Ice, Inc. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Packaged Ice at the Commission's web site at www.sec.gov.


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